Exhibit 99.(a)(1)(A)

NVIDIA CORPORATION

2701 SAN TOMAS EXPRESSWAY

SANTA CLARA, CALIFORNIA 95050

(408) 486-2000

OFFER TO PURCHASE OUTSTANDING

COMMON STOCK OPTIONS HAVING AN EXERCISE PRICE

EQUAL TO OR GREATER THAN $17.50 PER SHARE

FEBRUARY 11, 2009

AS AMENDED FEBRUARY 27, 2009

NVIDIA CORPORATION

OFFER TO PURCHASE OUTSTANDING COMMON STOCK OPTIONS HAVING AN

EXERCISE PRICE EQUAL TO OR GREATER THAN $17.50 PER SHARE

THE OFFER EXPIRES AT MIDNIGHT, PACIFIC TIME, ON

WEDNESDAY, MARCH 11, 2009, UNLESS THE OFFER PERIOD IS EXTENDED

NVIDIA Corporation (the “Company” or “NVIDIA”) is offering, for compensatory purposes, to purchase from eligible employees of NVIDIA and its subsidiaries certain outstanding stock options for a cash payment, payable as described in the materials that follow (the “Offer”). Only vested and unvested outstanding options to purchase shares of NVIDIA common stock (“Common Stock”) granted under the Company’s equity incentive plans or assumed in connection with its acquisition of PortalPlayer that have an exercise price equal to or greater than $17.50 per share are eligible to be tendered for a cash payment in the Offer (each, an “Eligible Option,” and collectively, “Eligible Options”).

The amount that we are offering to pay for the cancellation of each option share under the Offer is:

•	$3.00 for Eligible Options with exercise prices less than $28.00 per share (but not less than $17.50 per share); and

•	$2.00 for Eligible Options with exercise prices of $28.00 per share or higher.

NVIDIA evaluated the amount it is offering to pay using the Black-Scholes option pricing model, as further described under Section 3 of this document. All payments will be reduced by applicable income taxes, social insurance contributions, payroll taxes and any other taxes that are required to be withheld (referred to throughout this document as “tax withholdings”).

Participation in the Offer is voluntary. If you wish to participate in the Offer, you must:

•

properly complete and submit your election via the website or by paper to participate in the Offer during the period beginning on February 11, 2009 and ending at midnight, Pacific Time, on March 11, 2009 (i.e., the end of the day on March 11, 2009), or a later date if the Offer period is extended; and

•

be an employee of NVIDIA or one of its subsidiaries (excluding all members of our Board of Directors and our officers who file reports under Section 16(a) of the Securities Exchange Act of 1934) throughout the period described in the prior bullet (an “Eligible Participant”).

See below for information on how to complete your election to participate.

We are making the Offer upon the terms and subject to the conditions described in this document, including the conditions described in Section 7 of this document.

Participating in the Offer involves risks. See “The Offer—Material Risks of Participating In the Offer” beginning on page 7.

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether or not you should tender one or more of your Eligible Options under the Offer. You must make your own decision whether to tender your Eligible Options. You should carefully review this document in its entirety before deciding to participate in the Offer.

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Shares of our Common Stock are listed on the NASDAQ Global Select Market under the symbol “NVDA.” On February 10, 2009, the closing price of our Common Stock as reported on the NASDAQ Global Select Market was $9.32 per share. You should obtain current market prices for our Common Stock before you decide to participate in the Offer.

You should direct questions about the Offer, requests for assistance in completing the related documents and requests for additional copies of this document or related documents from Stock Administration by sending an email to tenderoffer@nvidia.com or by calling (408) 486-2029.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense. In the event of any conflict between this documentation and the rules of the participating plans or any applicable legislation, the rules or legislation (as the case may be) will take precedence. All information regarding taxation consequences is general information only and does not consider particular individual circumstances. We recommend that you consult with your tax advisor to determine the tax consequences of electing to participate in the Offer.

IMPORTANT—STEPS YOU MUST TAKE TO PARTICIPATE

If you would like to accept the Offer, you must properly complete and submit your election to the Company through the Company’s secured offer website at https://nvidia.equitybenefits.com/ (the “Offer Website”). We will make computer and Internet access available at our office locations to any Eligible Participant who does not have Internet access. If you are not able to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, you must complete and sign a paper election form for all of your Eligible Options and fax your election form to (408) 486-2577. To obtain a paper election form, please contact Stock Administration at tenderoffer@nvidia.com or by calling (408) 486-2029. Your election must be received by the Company before midnight, Pacific Time, on March 11, 2009 (or a later expiration date if we extend the Offer). Elections not made via the Offer Website or received by NVIDIA by midnight on March 11, 2009, even if sent prior to the Offer expiration time, will be disregarded. Accordingly, please allow time for delivery when sending your paper election form(s). If we do not receive your election by the Offer expiration time, you will be deemed to have rejected the Offer.

If you accept the Offer and our stock price increases above the exercise price of your Eligible Options during the term of your Eligible Options, the value of the consideration you receive may be less than the value of the Common Stock you would have received upon exercise of your Eligible Options. Therefore, we cannot guarantee that the total consideration you receive will be higher than what you would receive if you do not tender your Eligible Options under the Offer. NVIDIA and its Board of Directors recognize that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors about your financial or tax situation. The information about the Offer from NVIDIA is limited to the contents of this document.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your Eligible Options. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document and all related documents included as part of the Tender Offer Statement on Schedule TO filed with the SEC on February 11, 2009, as amended. If anyone makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by NVIDIA.

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SUMMARY OF TERMS

The following are answers to some of the questions that you may have about NVIDIA Corporation’s offer to purchase from eligible employees of NVIDIA Corporation and its subsidiaries certain outstanding option grants, whether or not vested, granted under its equity incentive plans or assumed in connection with a business acquisition (the “Offer”), on the terms described in this document. We urge you to carefully read the remainder of this document and the accompanying documents because the information in this summary is not complete. We have included references to the relevant sections of this document where you can find a more complete description of the topics in this summary.

Questions Related to How the Option Repurchase Works

Q1:	What is the Offer?

We are offering to purchase any and all Eligible Options (as described in Q5 below) you hold for a cash payment for each option share. The amount before applicable tax withholdings that we are offering to pay for the cancellation of each option share under the Offer (the “Per Option Amount”) is:

•	$3.00 for Eligible Options with exercise prices less than $28.00 per share (but not less than $17.50 per share); and

•	$2.00 for Eligible Options with exercise prices of $28.00 per share or higher.

Participation in the Offer is voluntary. If you wish to participate in the Offer, you must:

•

submit your election to tender Eligible Options through our secured offer website (the “Offer Website”) at https://nvidia.equitybenefits.com/ or, if necessary, by the paper-based method described in Q20;

•

properly complete your election in the manner described in the prior bullet, during the period beginning on February 11, 2009 and ending at midnight, Pacific Time, on March 11, 2009 (i.e., the end of the day on March 11, 2009), or a later date if the Offer period is extended (the latest such date and time, the “Offer Termination Date”); and

•	qualify as an “Eligible Participant” (as described in Q3), which generally means you are employed by us continuously throughout the period described in the prior bullet.

Q2:	Why is NVIDIA making the Offer?

NVIDIA uses equity to promote employee retention and provide an incentive vehicle valued by employees that is also aligned to shareholder interest. However, our stock price has declined significantly over the past year, and all of your Eligible Options are “out-of-the-money” (i.e., have exercise prices above our current stock price). We are providing you with the opportunity to obtain a cash payment for certain grants that are “out-of-the-money”. Whether or not you choose to participate in the Offer is your decision. You are free to not participate in the Offer if you so choose.

Q3:	Who can participate in the Offer?

Only Eligible Participants may participate in the Offer. “Eligible Participants” are employees of NVIDIA and its subsidiaries as of February 11, 2009, and who continue to be employees of NVIDIA or its subsidiaries through March 11, 2009, or a later date if the Offer period is extended, that hold Eligible Options. If you are currently on medical, maternity, workers’ compensation, military or other statutorily protected leave of absence or a personal leave of absence, you are also eligible to participate in the Offer.

Q4:	Who is not eligible to participate in the Offer?

Employees who resign or are terminated at any time before the termination of the Offer are not eligible. In addition, none of the non-employee members of our Board of Directors or our officers who file reports under Section 16(a) of the Securities Exchange Act of 1934 are eligible to participate in the Offer.

Q5:	What options may be tendered for a cash payment in the Offer?

All vested and unvested outstanding options to purchase shares of our Common Stock that have exercise prices equal to or greater than $17.50 per share are eligible. This includes stock options currently outstanding under our equity incentive plans and assumed in connection with the acquisition of PortalPlayer. However, any outstanding options that have been amended to comply with Internal Revenue Code Section 409A are not Eligible Options.

Q6:	Do I have to tender all of my Eligible Options or can I just tender some of them?

If you hold different Eligible Option grants, you may choose to tender some, all or none of these grants. However, if you choose to tender any particular grant of an Eligible Option, you must tender all option shares subject to that grant. For example, if you have an option grant for 4,500 shares with an exercise price of $25.00 per share, you must tender all 4,500 option shares. You may not tender to NVIDIA 2,500 of the 4,500 option shares (and retain 2,000 option shares). Any stock options you hold that are not Eligible Options, as well as any Eligible Options you choose not to tender, will remain outstanding under their existing terms and conditions.

Q7:	What if my options are unvested?

Both the vested and unvested portion of your Eligible Options may be tendered in the Offer.

Q8:	What amount of consideration will I receive if I tender my Eligible Options?

The amount we will pay you (before applicable tax withholdings) under the Offer is determined upon the Offer Termination Date by summing the total cash value of each Eligible Option (i.e., the Per Option Amount multiplied by the number of option shares) that you have tendered (the “Total Payment”).

For example, if you have an option grant for 2,000 shares with an exercise price of $30.00 per share and an option grant for 1,000 shares with an exercise price of $17.95 per share, and you tender those options under the Offer, you will receive $7,000 (i.e., 1,000 x $3.00 plus 2,000 x $2.00), less applicable tax withholdings.

Your Eligible Options and the Total Payment can be found on the Offer Website at https://nvidia.equitybenefits.com/.

Q9:	If I participate in the Offer, what will happen to the Eligible Options that I tender?

Immediately following the Offer Termination Date, we will cancel all of your Eligible Options that have been properly tendered in exchange for the prompt lump sum cash payment equal to the Total Payment, less applicable tax withholdings. You will no longer have any rights or obligations with respect to any Eligible Options that are cancelled.

Q10:	If I participate in the Offer, how and when will I receive my cash payment?

Promptly following the termination of the Offer and our purchase of the Eligible Options, you will receive a single lump sum cash payment equal to the Total Payment, less applicable tax withholdings and without interest. Payment will be made on or before the first administratively practicable payroll date following the scheduled termination of the Offer (but in no event later than March 25, 2009) (the “Payment Date”).

Q11:	How was the amount of my Total Payment determined?

The Per Option Amount that we will pay under the Offer is based on our valuation of the Eligible Options using the Black-Scholes option pricing model, a widely-used method of valuing stock options. This pricing model takes into consideration numerous factors, including our stock price, the expected stock price volatility of the underlying stock, the exercise price of any Eligible Option, the Company’s risk free interest rate, the expected dividend yield and the expected term of each Eligible Option. You must make your own determination of the value to you of your Eligible Options, and you should consult with your personal advisors if you have questions about your financial or tax situation. For a more detailed explanation of the Black-Scholes option pricing model and other additional information regarding our determination of the Per Option Amount, see the next question and Section 3 of this document.

Q12:	What should I consider before participating in the Offer?

If you participate in the Offer, the Total Payment, less applicable tax withholdings, you receive under the Offer may or may not be more valuable to you than continuing to hold your Eligible Options in the future. This determination depends on a number of factors, including the Eligible Option exercise price, the Eligible Option expiration date, stock price performance and the timing of any fluctuations regarding the trading of our Common Stock. To illustrate this, consider the following hypothetical scenarios:

Assume that you hold an Eligible Option covering 1,000 option shares with an exercise price of $32 per share at a time when our Common Stock is trading at $7 per share.

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If our stock price were to stay below $32 per share, your Eligible Option would have no cash value to you because it would still be out-of-the-money. Under these circumstances, your Eligible Option would have less cash value than the $2,000 cash payment, before applicable tax withholdings, that you would be eligible to receive by participating in the Offer.

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If our stock price were to rise to $33 per share, your Eligible Option would now be $1 in-the-money, resulting in an aggregate value of $1,000 (i.e., the result obtained by multiplying $1 (representing the excess of the market price of $33 over the exercise price of $32) by 1,000 (the number of option shares in this example)). Under these circumstances, although your Eligible Option would be in-the-money, the $2,000 cash payment, before applicable tax withholdings, that you would be eligible to receive by participating in the Offer would be higher than the amount the Eligible Option was in-the-money.

•

If our stock price were to rise to $37 per share, each option share would be $5 in-the-money, resulting in an aggregate cash value of $5,000 (i.e., the result obtained by multiplying $5 (representing the excess of the market price of $37 over the exercise price of $32) by 1,000 (the number of option shares in this example)). Under these circumstances, the $2,000 cash payment, before applicable tax withholdings, that you would be eligible to receive by participating in the Offer would be less than the amount the Eligible Option was in-the-money.

In evaluating the Offer, you should keep in mind that the future performance of our stock price and the value of your Eligible Option(s) will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in our industry and the performance of our own business. Accordingly, there are risks associated with keeping your Eligible Options and deciding not to participate in the Offer. Participating in the Offer also involves risks, including the risk that our stock price could increase in the future. If our stock price rises above the exercise price of your tendered Eligible Options, those Eligible Options might have been worth more than the Total Payment that you receive in exchange for them. Please also note any payment you receive for tendering your Eligible Options will be reduced by applicable tax withholdings.

For more information about the risks relating to participation in the Offer, see “The Offer—Material Risks of Participating In the Offer” beginning on page 7. We also recommend that you read the discussion about our business contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our most recent Annual Report on Form 10-K, as well as our Quarterly Report on Form 10-Q for the period ended October 26, 2008. See Section 18 of this document.

Q13:	If I am an Eligible Participant located outside of the United States who holds Eligible Options, am I subject to the same terms as described in this Offer?

Yes. Non-U.S. employees should also refer to Appendix A of this document, “Guide to Non-U.S. Issues,” for a discussion of the tax and other consequences of accepting or rejecting the Offer under the law of the country in which you are located. NVIDIA (or one of its subsidiaries, as applicable) will assess its requirements with respect to tax withholdings on the Total Payment, and where appropriate, will withhold and/or report applicable income taxes, social insurance contributions, payroll taxes and other taxes as required. Regardless of withholding, you are responsible for reporting and paying all taxes and social insurance contributions arising from your election to tender Eligible Options in the Offer. Payment will be made in your local currency, using the currency exchange rate in effect on the Offer Termination Date.

Q14:	What if I do not accept the Offer?

If you do not accept the Offer, you will keep your Eligible Options and you will not receive any cash payment. No changes will be made to the terms and conditions of your Eligible Options, and they will remain outstanding.

Q15:	How does the Offer affect my 401(k), ESPP, or other benefits?

The payment you may receive will not be considered part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, overtime, long-service awards, pension or retirement benefits or similar payments, or for purposes of our 401(k) plan, our employee stock purchase plan or any other plans we provide or make available to you. For example, no portion of any payment you receive under the Offer will be contributed to your 401(k) or fund or otherwise affect your ability to make purchases under the 1998 Employee Stock Purchase Plan Offering, as amended.

Q16:	Does my participation in the Offer affect my eligibility to receive future equity award grants?

Your participation will have no impact on either your eligibility to receive future equity grants from NVIDIA or the number of future equity awards you might receive from NVIDIA.

Q17:	Will I have to pay taxes if I tender my Eligible Options in the Offer?

Yes. Any applicable income taxes, social insurance contributions, payroll taxes and other taxes due on the payments you receive under the Offer will be withheld from the amount you receive on the Payment Date and paid to the appropriate taxing authority, to the extent required by law. For U.S. employees, the receipt of payments under the Offer will be treated as ordinary income and NVIDIA will be required to withhold certain taxes. If you are an employee located outside the U.S., the income taxes, social insurance contributions, payroll taxes and other taxes required to be withheld will depend on the jurisdiction. NVIDIA (or one of its subsidiaries, as appropriate) will assess its withholding requirements on the Total Payment (and/or your acceptance of the Offer), and where appropriate, will make withholdings. Regardless of withholding, you are responsible for reporting and paying all taxes and social insurance contributions arising from your election to tender Eligible Options in the Offer.

BEFORE ACCEPTING THE OFFER, WE RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX AND SOCIAL CONTRIBUTION CONSEQUENCES OF ELECTING TO PARTICIPATE IN THE OFFER UNDER THE LAWS OF THE COUNTRY IN WHICH YOU LIVE AND WORK, INCLUDING BUT NOT LIMITED TO A DETERMINATION OF WHETHER TAXES IN ADDITION TO THE AMOUNTS WITHHELD FROM YOUR PAYMENTS UNDER THE OFFER, IF ANY, WILL BE DUE AS A RESULT OF ELECTING TO PARTICIPATE IN THE OFFER.

Q18:	Are there conditions to the Offer?

The Offer is subject to a number of conditions, which are described in Section 7 of this document. If any of these conditions exist, we may decide to reject the Eligible Options that you elect to tender, or we may terminate or amend the Offer, or postpone our acceptance of any Eligible Option that you elect to tender. A summary of these conditions is as follows:

•	if we are required by the Securities and Exchange Commission or other regulatory agency to extend the scheduled termination of the Offer beyond midnight, Pacific Time, on March 11, 2009;

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if regulatory or legal actions threaten the validity or existence of, or our ability to complete, the Offer, or materially and adversely affect our business, condition (financial or other), assets, income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

•	if trading in the U.S. securities markets is suspended;

•	if there is any outbreak or material escalation of foreign or domestic hostilities or other crisis;

•	if a third party commences a merger with or acquisition of NVIDIA; or

•	if we believe that a material adverse change or changes in our business, condition (financial or other), assets, income, operations, prospects or stock ownership has occurred.

Questions About Duration of the Offer

Q19:	When does the Offer expire?

The Offer expires on March 11, 2009, at midnight, Pacific Time (i.e., the end of the day on March 11, 2009), unless we extend it. Although we do not currently intend to do so, we may, in our discretion or as required, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than midnight, Pacific Time, on March 11, 2009. See Sections 1 and 14 of this document.

Questions About How to Elect to Tender Your Eligible Options

Q20:	What do I need to do to tender my Eligible Options under the Offer?

To participate, you may log onto the Offer Website at https://nvidia.equitybenefits.com/ and indicate your election to participate on a grant-by-grant basis. If you are not able to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, you must complete and sign a paper election form for all of your Eligible Options and fax your election form to (408) 486-2577. To obtain a paper election form, please contact Stock Administration by sending an email to tenderoffer@nvidia.com or by calling (408) 486-2029. Please follow the directions set forth in Section 4 of this document in connection with completing your election form.

We must receive your election before midnight, Pacific Time, on March 11, 2009 (or, if we extend the Offer period, a later date). Elections not made via the Offer Website or received by NVIDIA before midnight on March 11, 2009, even if sent prior to the Offer expiration time, will be disregarded. Accordingly, please allow time for delivery when sending your paper election form(s). If we do not receive your election by the Offer expiration time, you will be deemed to have rejected the Offer.

YOU SHOULD REVIEW THIS DOCUMENT AND ALL OF THE RELATED ATTACHMENTS BEFORE MAKING YOUR ELECTION.

Q21:	Can I change or withdraw my election?

You may change or withdraw your previous election at any time before midnight, Pacific Time, on March 11, 2009 (i.e., the end of the day on March 11, 2009). If we extend the Offer beyond that time, you may change or withdraw all or a part of your previous election at any time until the Offer expires. You may change or withdraw your election more than once before the Offer expires.

To change or withdraw your election to tender your Eligible Options in the Offer, you must go to the Offer Website at https://nvidia.equitybenefits.com/ and change your election to participate. If you are not able to submit your revised election electronically via the Offer Website as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your revised election, you must complete and sign a paper change/withdrawal form and fax your withdrawal form to (408) 486-2577. To obtain a paper change/withdrawal form, please contact Stock Administration by sending an email to tenderoffer@nvidia.com or by calling (408) 486-2029.

We must receive your change in election or withdrawal before midnight, Pacific Time, on March 11, 2009 (or, if we extend the Offer period, a later date). Changes or withdrawals not made via the Offer Website or received by NVIDIA before midnight, Pacific Time, on March 11, 2009, even if sent prior to the Offer expiration time, will be disregarded. Accordingly, please allow time for delivery when sending your paper change/withdrawal form(s). If we do not receive your election before the Offer expires, you will be deemed to have rejected the Offer. However, if, after forty (40) business days from the commencement of the Offer, we have not accepted for payment all Eligible Options you elected to tender, you may withdraw any Eligible Options you elected to tender pursuant to the Offer. See Section 5 of this document.

Q22:	Under what circumstances would NVIDIA not accept my Eligible Options?

We may reject any or all elections or tendered options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the Eligible Options elected for purchase and cancellation, or if certain conditions exist that in our reasonable judgment make it inadvisable to proceed with the Offer. See Sections 6 and 7 of this document.

Q23:	Whom should I contact if I have questions about the Offer?

You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of this document or related documents from Stock Administration by sending an email to tenderoffer@nvidia.com or by calling (408) 486-2029.

THE OFFER

Material Risks of Participating In the Offer

Participation in this Offer involves a number of potential risks, including the material risks described below. Eligible Participants should carefully consider these risks and are urged to speak with an investment and tax advisor as necessary before deciding whether or not to participate in this Offer. In addition, we strongly encourage you to read this document in its entirety and review the documents referred to in Section 18 (and, for Non-U.S. employees, Section 13 and Appendix A) of this document.

If our stock price increases after the date that your tendered Eligible Options are cancelled, your cancelled Eligible Options might have been worth more than the cash payment you receive in exchange for them.

Although our stock price is currently lower than the exercise price of the Eligible Options you may tender in this Offer, our stock price may increase in the future. If you accept the Offer and our stock price increases above the exercise price of your Eligible Options during the term of your Eligible Options, the value of your Total Payment under the Offer may be less than the value of the Common Stock you would have received upon exercise of your Eligible Options. Therefore, we cannot guarantee that the value of your Total Payment under the Offer will be higher than what you would receive if you do not tender your Eligible Options under the Offer.

The Per Option Amount to be paid in the Offer may not accurately reflect the value of your Eligible Options at the Offer Termination Date.

The calculation of the Per Option Amount was based on the Black-Scholes option pricing model, a widely-used valuation model and relied on numerous assumptions. If a different model or different assumptions had been used, the amount to have been paid in the Offer for Eligible Options may have varied from the applicable Per Option Amount reflected in the Offer.

NVIDIA and our Board of Directors recognize that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer that is available from NVIDIA is limited solely to the information contained in this document.

1.	ELIGIBLE PARTICIPANTS; NUMBER OF OPTIONS; OFFER TERMINATION DATE.

We are offering to purchase for cash Eligible Options (as defined below) held by Eligible Participants (as defined below), on the terms described in this document.

“Eligible Participants” are employees of NVIDIA and its subsidiaries as of February 11, 2009, who continue to be employees through the Offer Termination Date (as defined below). If you are currently on medical, maternity, workers’ compensation, military or other statutorily protected leave of absence or a “personal” leave of absence, you are also eligible to participate in the Offer. Employees who resign or are terminated at any time before the termination of the Offer are not eligible to participate in the Offer. In addition, none of the non-employee members of our Board of Directors or our officers who file reports under Section 16(a) of the Securities Exchange Act of 1934 (“Section 16”), including our former Chief Financial Officer, Marvin D. Burkett, are eligible to participate in the Offer.

“Eligible Options” consist of options with exercise prices equal to or greater than $17.50 per share that have been granted under our 2007 Equity Incentive Plan, 2000 Nonstatutory Equity Incentive Plan and 1998 Equity Incentive Plan and granted under the PortalPlayer, Inc. Amended and Restated 2004 Stock Incentive Plan and PortalPlayer, Inc. 1999 Stock Option Plan and assumed by us in connection with our acquisition of PortalPlayer, Inc. (collectively, the “Participating Plans”). Notwithstanding the foregoing, any outstanding options that have been amended to comply with Internal Revenue Code Section 409A are not Eligible Options.

If a vested stock option that you hold expires, terminates or is forfeited before the Offer Termination Date, whether because of termination of your employment, expiration of the option in accordance with its terms or otherwise, that stock option will not be an Eligible Option. Likewise, unvested stock options that expire, terminate or are forfeited before the Offer Termination Date, either because of termination of your employment or otherwise, will not be Eligible Options. Only stock options that have not expired, terminated or been forfeited, whether vested or unvested, and that remain outstanding on the Offer Termination Date, will be Eligible Options.

If you hold more than one option grant, you may tender as many or as few of your option grants that qualify as Eligible Options. If you elect to tender an Eligible Option pursuant to the Offer, you must tender all of the outstanding shares under that Eligible Option. You will not be allowed to tender a portion of an option grant that qualifies as an Eligible Option. If you do not elect to tender an Eligible Option, such Eligible Option will not be purchased by NVIDIA and will continue on its current terms.

As of January 25, 2009, options to purchase 97,086,780 shares of Common Stock were outstanding under the Participating Plans. The options had exercise prices of between $0.83 and $1,249.65 per share. Of these options, options to purchase 36,254,868 shares of our Common Stock had an exercise price equal to or greater than $17.50, of which 33,109,990 shares are held by Eligible Participants. The shares of Common Stock issuable upon exercise of Eligible Options held by Eligible Participants represent approximately 34.1% of the total shares of Common Stock issuable upon exercise of all options outstanding under the Participating Plans as of January 25, 2009. As of January 25, 2009, other than 367,500 options outstanding under the 1998 Non-Employee Directors Stock Option Plan, there were no other options to purchase shares of our Common Stock outstanding.

Our Offer is subject to the terms and conditions described in this document. We will only accept Eligible Options that are properly tendered for purchase under the Offer and not validly withdrawn in accordance with Sections 4 and 5 of this document before the Offer expires on the Offer Termination Date. We may, however, reject any or all elections, withdrawals or tenders of Eligible Options to the extent that we determine the election or withdrawal is not properly completed or to the extent that we determine it is unlawful to accept any of the Eligible Options you elect to tender or to the extent certain conditions described in this document exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. See Sections 6 and 7 of this document.

The term “Offer Termination Date” for this Offer means midnight, Pacific Time, on March 11, 2009, unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open.

If we extend the period of time during which the Offer will remain open, the term “Offer Termination Date” will refer to the latest time and date at which the Offer expires. See Section 14 of this document for a description of our rights to extend, postpone, terminate and/or amend the Offer or to reject any Eligible Option that you elect to exchange.

We will publish a notice if we decide to take any of the following actions:

•	increase or decrease the amount of the Per Option Amount (as defined below) for your Eligible Options;

•	change the number or type of stock options or underlying shares of Common Stock eligible to be tendered in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such action, we also intend to extend the Offer until ten (10) business days after the date the notice is published.

If we elect to extend the Offer, the Payment Date (as defined below) would also change.

A “business day” means any day other than a Saturday, Sunday or federal holiday in the United States and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.	PURPOSE OF THE OFFER.

NVIDIA uses equity to promote employee retention and provide an incentive vehicle valued by employees that is also aligned to stockholder interest. However, our stock price has declined significantly over the past year, and all of your Eligible Options are “out-of-the-money” (i.e., have exercise prices above our stock price). We are providing you with the opportunity to obtain a cash payment for Eligible Options. Whether or not you choose to participate in the Offer is your decision. You are free to not participate in the Offer if you so choose.

Also, the Offer may increase the number of shares available for issuance under our 2007 Equity Incentive Plan. To the extent Eligible Options granted under the Participating Plans (other than the options assumed by us in connection with our acquisition of PortalPlayer, Inc.) are tendered by you and purchased by us in the Offer, the number of shares available for issuance under our 2007 Equity Incentive Plan will increase by the number of shares subject to the Eligible Options tendered in this Offer.

3.	VALUATION OF ELIGIBLE OPTIONS; AMOUNT OF THE PAYMENT FOR ELIGIBLE OPTIONS.

Consideration. Eligible Participants who participate in the Offer will receive, in exchange for the cancellation of their Eligible Options, a cash payment for each option share. The amount before applicable tax withholdings that we are offering to pay for the cancellation of each option share under the Offer (the “Per Option Amount”) is:

•	$3.00 for Eligible Options with exercise prices less than $28.00 per share (but not less than $17.50 per share); and

•	$2.00 for Eligible Options with exercise prices of $28.00 per share or higher.

The actual amount you will receive under the Offer will be determined upon the Offer Termination Date by:

•	summing the total cash value of each Eligible Option (i.e., the Per Option Amount multiplied by the number of option shares) that you have tendered (the “Total Payment”); and

•	subtracting applicable tax withholdings.

For example, if you have an option grant for 2,000 shares with an exercise price of $30.00 per share and an option grant for 1,000 shares with an exercise price of $17.95 per share, and you tender those options under the Offer, you will receive $7,000 (i.e., 1,000 x $3.00 plus 2,000 x $2.00), less applicable tax withholdings.

Applicable tax withholdings or charges will be withheld from the Total Payment and paid by us (or one of our subsidiaries, as appropriate) to the applicable taxing authority, to the extent required by law. If you are a Non-U.S. employee, the tax withholdings will depend on the laws in your jurisdiction. Eligible Participants should consult with their tax advisor to determine if additional taxes will be due. Depending on your personal tax situation, you may owe taxes on the Total Payment above and beyond the amounts withheld and such amounts are your responsibility to pay. Any failure to timely remit the proper amount of taxes may result in tax penalties, which will be your responsibility to pay.

Your Eligible Options, the Total Payment and the total cash payment before tax withholdings for each Eligible Option that you elect to tender under the Offer, can be found on our secure Offer Website at https://nvidia.equitybenefits.com/. Please note that, as explained herein, this amount will be reduced by applicable tax withholding. Also, if you are an employee located outside the U.S., the Total Payment will be converted from U.S. dollars to local currency on the day the Offer Termination Date.

Valuation. In determining the Per Option Amount, NVIDIA valued the Eligible Options using the Black-Scholes option pricing model. The Black-Scholes model is an established and commonly used method for valuing stock options and uses the following factors: stock price, the exercise price of the stock option, the Company’s risk-free interest rate, the expected volatility of the underlying stock, the expected dividend yield of the stock and the expected life of the stock option. Some of these inputs are objectively determinable, while others, such as appropriate volatility measures, require some judgment. For purposes of this calculation, NVIDIA considered the following measures:

•

Stock price: closing stock price, the 10-day historical average closing stock price and 20-day historical average closing stock price, which as of February 10, 2009 were $9.32, $8.89 and $8.29, respectively;

•	Exercise price: $17.50 and $28.00 per share;

•	Expected life of stock option: 5 years, which is approximately the remaining contractual life of the Eligible Options;

•	Risk-free interest rate: 1.6% based on the rate from the zero-coupon yield curve derived from the U.S. Treasury Strips yield table;

•	Expected volatility: 60%, the approximate volatility of our Common Stock over the last five years; and

•	Expected dividend yield: 0%. We have never paid and do not expect to pay cash dividends for the foreseeable future.

You must make your own determination of the value to you of your Eligible Options, and you should consult with your personal advisors if you have questions about your financial or tax situation.

4.	PROCEDURES FOR TENDERING YOUR ELIGIBLE OPTIONS.

You may tender your stock options only as described in this Section 4.

Making Your Election. To participate in the Offer, you must tender Eligible Options before the Offer Termination Date. To tender your Eligible Options, you must go online to the Offer Website https://nvidia.equitybenefits.com/ and complete an online election form to confirm your election to participate in the Offer. We will make computer and Internet access available at our office locations to any Eligible Participant who does not have Internet access. If you are not able to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the

Offer Website not accepting your election, you must complete and sign a paper election form for all of your Eligible Options and deliver or fax your election form to (408) 486-2577. To obtain a paper election form, please contact Stock Administration by sending an email to tenderoffer@nvidia.com or by calling (408) 486-2029. If you do not submit your election before 12:00 midnight, Pacific Time, on March 11, 2009 (or, if we extend the Offer period, a later date we will specify), your tender of Eligible Options will not be given effect.

If you elect to tender an Eligible Option pursuant to the Offer, you must tender all of the outstanding shares under the Eligible Option.

For your election to participate in the Offer to be valid, you must make your election by 12:00 midnight, Pacific Time, on March 11, 2009 (or, if we extend the Offer, a later date will be specified). If you do not make any election, you will not participate in the Offer, and all Eligible Options you currently hold and any stock options you hold that are not Eligible Options will remain outstanding under their existing terms and conditions.

You do not need to return the stock option agreements for your Eligible Options, if you have them, to effectively elect to accept the Offer, as they will be automatically cancelled if NVIDIA accepts your Eligible Options for purchase pursuant to the Offer. However, you will be required to return your stock option agreements upon NVIDIA’s request.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Options to the extent that we determine the election is not properly completed or to the extent that we determine it is unlawful to accept any of the Eligible Options that you elect to tender. We may waive any or all of the conditions of the Offer for all Eligible Participants. We may waive any defect or irregularity in any election with respect to any particular Eligible Option or any particular Eligible Participant, in each case in our sole discretion. No Eligible Options will be accepted for purchase under the Offer until all defects or irregularities have been cured by the Eligible Participants tendering the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any election or of any defects or irregularities involved in the election to tender any Eligible Options pursuant to the Offer, and no one will be liable for failing to give notice of receipt of any election or of any such defects or irregularities.

Our Acceptance Constitutes an Agreement. If you elect to tender your Eligible Options according to the procedures described above, you will have accepted the terms and conditions of the Offer. Our acceptance of Eligible Options that are properly tendered for purchase under the Offer will form a binding agreement between you and us on the terms and subject to the conditions of this Offer.

We currently expect that we will accept promptly after the Offer Termination Date all properly and timely made elections to tender Eligible Options for purchase under the Offer that have not been validly withdrawn prior to the Offer Termination Date. We reserve the right to extend; terminate; postpone and/or amend the Offer; or reject the Eligible Options you elect to tender pursuant to the Offer.

5.	WITHDRAWAL RIGHTS; CHANGE IN ELECTION.

You may withdraw your election only by following the procedures described in this Section 5.

To withdraw your election to tender your Eligible Options in the Offer, you must go to the Offer Website at https://nvidia.equitybenefits.com/ and change your election to participate from “yes” to “no.” We will make computer and Internet access available at our office locations to any Eligible Participant who does not have Internet access. If you are not able to submit your revised election declining to participate electronically via the Offer Website as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your revised election, you must complete a paper change/withdrawal form and fax your change/withdrawal form to (408) 486-2577. To obtain a paper change/withdrawal form, please contact Stock Administration by sending an email to tenderoffer@nvidia.com or by calling (408) 486-2029. If you do not withdraw before midnight, Pacific Time, on March 11, 2009 (or, if we extend the Offer period, a later date will be specified), your change in or withdrawal from your election to tender Eligible Options will not be given effect. However, you may withdraw any Eligible Options you elected to tender pursuant to the Offer if after forty (40) business days after the commencement of the Offer, we have not accepted for payment all Eligible Options you elected to tender under the Offer. The date of the fortieth (40th) business day following the Option Termination Date is May 6, 2009. Once you have withdrawn your election to tender your Eligible Options, you may re-elect to tender your Eligible Options only by again following the election procedure described in Section 4 of this document on or before the Offer Termination Date.

No withdrawal rights will apply to Eligible Options tendered during a subsequent offering period and no withdrawal rights will apply during a subsequent offering period to Eligible Options tendered during the initial period of the Offer and which we have already accepted for purchase. For more information, see Section 14 of this document.

We will determine all questions as to the form and validity (including time of receipt) of withdrawals. Our determinations regarding these matters will be final and binding on all parties. Neither we nor any other person is obligated to give you notice of any errors in any withdrawal, and no one will be liable for failing to give notice of any errors.

6.	ACCEPTANCE OF OPTIONS FOR PURCHASE AND CANCELLATION; DELIVERY OF TOTAL PAYMENT.

On the terms and subject to the conditions of this Offer and promptly following the Offer Termination Date, we expect to accept all Eligible Options properly tendered for purchase and not validly withdrawn before the Offer Termination Date. If you are an Eligible Participant and validly tender Eligible Options that you do not withdraw from the Offer before the Offer Termination Date, those stock options will be cancelled when we accept them for payment and you will no longer have any rights with respect to those stock options. Subject to our rights to extend, terminate and amend the Offer before the Offer Termination Date, we will accept promptly after the expiration of the Offer all validly tendered Eligible Options that have not been properly withdrawn. To the extent you elect to exercise your withdrawal rights described in Section 5 of this document more than once or submit more than one election, to the extent your elections or withdrawals are conflicting, your most recent election or change/withdrawal form submitted electronically or, to the extent permitted in this document, by paper copy before midnight, Pacific Time, on March 11, 2009 (unless otherwise extended), will be the election form considered for acceptance by NVIDIA.

If your Eligible Options are so accepted, you will be entitled to a prompt single lump sum cash payment equal to the Total Payment, less applicable tax withholdings, by the first administratively practicable payroll date following the Offer Termination Date (but in no event later than March 25, 2009) (the “Payment Date”). All of your cash payments will be made through our payroll system, and your cash payments will not be subject to any vesting conditions or otherwise be subject to forfeiture. You will receive such cash payment by direct deposit if you currently receive your paycheck in this manner. Payment will be made in your local currency, using the currency exchange rate in effect on the Offer Termination Date. No interest will accrue and no interest will be paid on any portion of the Total Payment, regardless of when paid.

7.	CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, we will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance of any Eligible

Options that you elect to exchange, in each case if at any time on or after February 11, 2009 and on or before March 11, 2009, or a later expiration date if the Offer is extended, we determine that any event has occurred that, in our reasonable judgment, materially impairs the contemplated benefits of the Offer to us and thus makes it inadvisable for us to proceed with the Offer or to accept the Eligible Options that you elect to exchange. The conditions are as follows:

•	if we are required by the Securities and Exchange Commission or other regulatory agency to extend the Offer Termination Date beyond March 11, 2009;

•

if any action or proceeding is threatened, pending or taken, or any approval is withheld, by any court or any government agency, authority, or tribunal, or any other person, domestic or foreign, which action or withholding, in our reasonable judgment, would or might directly or indirectly challenge the making of the Offer or make it illegal for us to accept some or all of the Eligible Options or otherwise restrict or prohibit the acquisition of some or all of the Eligible Options tendered for purchase pursuant to the Offer;

•

if any action or proceeding is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to applicable to the Offer or us, by any court or any government agency, authority, or tribunal, or any other person, domestic or foreign, that, in our reasonable judgment, would or might directly or indirectly:

(a)	make the acceptance for purchase or the purchase of some or all of the Eligible Options elected for tender pursuant to the Offer illegal or otherwise restrict or prohibit consummation of the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Options for purchase or to purchase Eligible Options for some or all of the Eligible Options tendered for purchase; or

(c)	materially and adversely affect our business, condition (financial or other), income, assets, operations or prospects;

•	if there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(b)	a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors including, fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or general market conditions;

(c)	a material change in the prospects of our business resulting from any number of factors including, fluctuations in our operating results, announcements of technological innovations or new products, developments in proprietary rights, general market conditions, a material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis;

(d)	a suspension of trading in our equity securities by the Securities and Exchange Commission or by The NASDAQ Stock Market;

(e)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(f)	any outbreak or material escalation of foreign or domestic hostilities or other calamity, crisis or terrorist action directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Offer; or

(g)	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

(a)	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), has acquired or proposed to acquire beneficial ownership of more than five percent (5%) of the outstanding shares of our Common Stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to February 11, 2009;

(b)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC prior to such date shall have acquired or proposed to acquire beneficial ownership of an additional two percent (2%) or more of the outstanding shares of our Common Stock;

(c)	any new group shall have been formed that beneficially owns more than five percent (5%) of the outstanding shares of our Common Stock before the Offer Termination Date that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with the acceptance for purchase of Eligible Options pursuant to the Offer; or

(d)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or made a public announcement that it intends to acquire us or any of our assets or securities; or

•

if there shall have occurred any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may have a material adverse effect on us.

The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the Offer Termination Date and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the Offer Termination Date, whether or not we waive any other condition to the Offer. Should we decide to waive any of the conditions to the Offer, we must do so before midnight, Pacific Time, on the Offer Termination Date of March 11, 2009 (or a later expiration date if the Offer is extended).

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. If we become aware that a condition to the Offer is triggered, we will promptly notify Eligible Participants whether or not we have decided to waive such condition. Should we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the events described in this Section 7 will be final and binding on all Eligible Participants.

We currently expect that we will accept promptly after the Offer Termination Date all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn prior to the Offer Termination Date.

The Offer is not conditioned upon any financing arrangement or financing plan.

8.	PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our Common Stock, which are listed on the NASDAQ Global Select Market under the symbol NVDA. The following table sets forth for the periods indicated the high and low sale price for our Common Stock as listed on the NASDAQ Global Select Market:

	High	Low
Year ended January 31, 2010
First Quarter (through February 10, 2009)	$9.97	$7.62
Year ended January 25, 2009
Fourth Quarter	$9.45	$5.75
Third Quarter	$14.12	$5.97
Second Quarter	$25.35	$10.70
First Quarter	$27.59	$17.31
Year ended January 27, 2008
Fourth Quarter	$38.20	$22.33
Third Quarter(1)	$39.67	$27.00
Second Quarter(1)	$31.89	$21.47
First Quarter(1)	$23.27	$18.69

(1)	Reflects a three-for-two stock split effective on September 10, 2007.

As of February 10, 2009, the last reported sale price of our Common Stock, as reported on the NASDAQ Global Select Market, was $9.32 per share.

We have never paid and do not expect to pay cash dividends for the foreseeable future.

If the price of our Common Stock increases above the exercise price of your Eligible Options during the term of your Eligible Options, the value of the Total Payment may be less than the aggregate value of the Common Stock you would have received upon exercise of your Eligible Options. Therefore, we cannot guarantee that the value of the Total Payment will be higher than what you would receive if you do not tender your Eligible Options pursuant to the Offer. You should obtain current market prices for our Common Stock before you decide whether or not to tender your Eligible Options.

9.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING OPTIONS.

None of the non-employee members of our Board of Directors or our officers who file reports under Section 16, including our former Chief Financial Officer, Marvin D. Burkett, are eligible to participate in the Offer. A list of the members of our Board of Directors and executive officers as of February 10, 2009 is attached as Schedule I to this document.

As of February 10, 2009, our executive officers and directors (12 persons) as a group held outstanding options to purchase a total of 15,830,989 shares of our Common Stock under our equity incentive and stock option plans. This represented approximately 16.2% of the shares subject to all outstanding options under our equity incentive and stock option plans as of that date.

None of NVIDIA, our directors or executive officers or our affiliates have engaged in transactions involving Eligible Options during the 60 days prior to the date of this Offer.

Except for outstanding options to purchase shares of our Common Stock and other stock awards, such as restricted stock units, granted or to be granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our equity compensation plans and the purchase rights that are outstanding from time to time under our 1998 Employee Stock Purchase Plan, and except as set forth in this document, neither we nor any person controlling us nor any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

10.	SOURCE OF FUNDS; ACCOUNTING CONSEQUENCES OF THE OFFER; STATUS OF OPTIONS TENDERED PURSUANT TO THE OFFER.

If we receive and accept the election to tender all Eligible Options outstanding as of February 11, 2009 held by all Eligible Participants, we expect to pay to our employees (and employees of our subsidiaries) an aggregate Total Payment of approximately $92 million. We anticipate making all payments pursuant to the Offer and payment of related fees and expenses from available cash on hand.

Assuming all of the Eligible Options subject to this Offer are tendered, we anticipate that we will incur an expense of up to approximately $150 million. This expense represents stock-based compensation expense, consisting primarily of the remaining unamortized stock-based compensation expense associated with the unvested portion of the Eligible Options, assuming all unvested options are tendered, plus the associated employer taxes and related professional fees. Eligible Options granted under the Participating Plans (other than options assumed by us in connection with our acquisition of Portal Player, Inc.) that are tendered by you and purchased by us in the Offer will be cancelled and the number of shares available for issuance under our 2007 Equity Incentive Plan will increase by the number of shares subject to the Eligible Options tendered in this Offer. In addition, we may incur additional stock-based compensation expense to the extent the amount we pay for an Eligible Option in the Offer is higher than the fair value of such awards on the Payment Date, as calculated under Statement of Financial Accounting Standards No. 123(R), Share-based Payment.

11.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for completion of the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you tender for purchase and cancellation under the Offer. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business or delay in the Offer. Our obligation under the Offer to accept tendered Eligible Options and to pay the Per Option Amount is subject to conditions, including the conditions described in Section 7 of this document.

12.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences of the participating in the Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. Before accepting the Offer, we recommend that you consult with your tax advisor to determine the tax consequences of electing to participate in the Offer, including but not limited to a determination of whether taxes in addition to the amounts withheld from the Total Payment may be due as a result of electing to participate in the Offer. Depending on your personal tax situation, you may owe taxes on the Total Payment above and beyond the amounts withheld. Any difference in tax withholdings and actual tax liability, or failure to timely remit the proper amount of taxes may result in tax penalties, which will be your responsibility to pay.

This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Participants.

The Total Payment will be treated as regular cash compensation. As such, you will recognize ordinary income in 2009. The ordinary income resulting from such amounts will be reflected in the Form W-2 reported to the Internal Revenue Service (“IRS”) for 2009. At the time your Total Payment is paid, we will reduce your payment to reflect all required tax withholdings and will send those amounts to the appropriate taxing or other authorities.

There may be additional state or local tax imposed on your tender, and those consequences may vary based on where you live. We recommend that you consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

You will not be subject to U.S. federal income tax as a result of your election not to exchange your Eligible Options and, to the extent such Eligible Options were incentive stock options prior the Offer, they should retain their status as such. However, the IRS may characterize the Offer to you as a “modification” of those Eligible Options that are incentive stock options if the Offer Termination Date is extended, even if you decline the Offer during the period of time when the Offer Termination Date is extended. A successful assertion by the IRS that such options have been modified could extend the options’ holding period to qualify for favorable tax treatment and cause a portion of such options to be treated as nonqualified stock options.

If you choose not to tender your Eligible Options pursuant to the Offer and you have been granted incentive stock options, we recommend that you consult with your tax advisor to determine the tax consequences of the exercise of those options and the sale of the Common Stock that you will receive upon exercise.

We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of electing to participate in the Offer.

13.	TERMS OF THE OFFER SPECIFIC TO ELIGIBLE PARTICIPANTS LOCATED OUTSIDE OF THE UNITED STATES.

If you are an Eligible Participant located outside the United States who holds options under the Participating Plans, you are also subject to the terms of this Offer as described herein. Employees located outside the U.S. should refer to Appendix A to this document entitled “Guide to Non-U.S. Issues” for a discussion of the tax and other consequences of accepting or rejecting the Offer in certain countries outside the U.S.

BEFORE ACCEPTING THE OFFER, WE RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX AND SOCIAL CONTRIBUTION CONSEQUENCES OF THE OFFER, INCLUDING BUT NOT LIMITED TO A DETERMINATION OF WHETHER TAXES IN ADDITION TO THE AMOUNTS WITHHELD FROM THE TOTAL PAYMENT, IF ANY, WILL BE DUE AS A RESULT OF ELECTING TO PARTICIPATE IN THE OFFER.

14.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the Offer is open and delay accepting any options surrendered or tendered for purchase and cancellation by announcing the extension and giving written notice of the extension to the Eligible Participants.

We also expressly reserve the right, in our reasonable judgment, prior to the Offer Termination Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any Eligible Options tendered for purchase and cancellation pursuant to the Offer if any of the conditions specified in Section 7 of this document occur. In order to postpone the acceptance and cancellation of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Participants. Our right to delay the acceptance and cancellation of Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the tendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the Per Option Amount offered to Eligible Participants for their Eligible Options or by changing the number or type of stock options or underlying shares of Common Stock eligible to be tendered in the Offer. We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, we will issue the amendment no later than 11:59 p.m., Pacific Time, on the announced Offer Termination Date. Any announcement relating to the Offer will be sent promptly to Eligible Participants in a manner reasonably designed to inform Eligible Participants of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease the Per Option Amount for your Eligible Options;

•	change the number or type of stock options or underlying shares of Common Stock eligible to be tendered in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an action, we intend to extend the Offer until ten (10) business days after the date the notice is published.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to tender such options pursuant to this Offer, nor will we pay any fees or commissions to any third party with respect to the Total Payments.

16.	INFORMATION ABOUT NVIDIA.

NVIDIA is the worldwide leader in visual computing technologies and the inventor of the graphic processing unit, or the GPU. Our products are designed to generate realistic, interactive graphics on consumer and professional computing devices. We serve the entertainment and consumer market with our GeForce products, the professional design and visualization market with our Quadro products, and the high-performance computing market with our Tesla products. In addition, our products include NVIDIA nForce core logic and motherboard GPU products and our Tegra and GoForce mobile products that support handheld personal media players, personal digital assistants, cellular phones and other handheld devices. Original equipment manufacturers, original design manufacturers, add-in-card manufacturers, system builders and consumer electronics companies worldwide utilize our processors as a core component of their entertainment, business and professional solutions.

Our principal executive offices are located at 2701 San Tomas Expressway, Santa Clara, CA 95050, and our telephone number is (408) 486-2000. Our web site address is www.nvidia.com. The information on our web site is not a part of this document.

17.	CORPORATE PLANS, PROPOSALS AND NEGOTIATIONS.

In deciding whether to participate in the Offer, you should know that we evaluate strategic acquisitions from time to time, and will continue to do so in the future. We may issue shares of our Common Stock or pay cash in connection with such acquisitions. The Company may obtain cash for such acquisitions through a variety of means, including, without limitation, through the issuance of additional shares of our Common Stock. We also grant options in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. As of January 25, 2009, the Company has an ongoing authorization from the Board of Directors, subject to certain specifications, to repurchase shares of the Common Stock up to an aggregate maximum amount of $2.7 billion through May 2010. At present, the Board of Directors is composed of eight (8) members. At any given time, we may also be engaged in discussions or negotiations with potential candidates for management or director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation, such as the previously announced transition of the Company’s Chief Financial Officer and the resignation of Dr. Steven Chu from the Company’s Board of Directors.

18.	ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO and amendments thereto, including Amendment No. 2 to the Schedule TO, of which this document is a part. This document does not contain all of the information contained in the Schedule TO, as amended, and the exhibits thereto. We recommend that you review the Schedule TO, as amended, including its exhibits, and the following other materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to accept the Offer:

1.	Our Annual Report on Form 10-K for the year ended January 27, 2008, filed on March 21, 2008, including all material incorporated by reference therein;

2.	Our Definitive Proxy on Schedule 14A, filed on May 25, 2008;

3.	Our Quarterly Report on Form 10-Q for the quarter ended April 27, 2008, filed on May 22, 2008, including all material incorporated by reference therein;

4.	Our Quarterly Report on Form 10-Q for the quarter ended July 27, 2008, filed on August 21, 2008, including all material incorporated by reference therein;

5.	Our Quarterly Report on Form 10-Q for the quarter ended October 26, 2008, filed on December 2, 2008, including all material incorporated by reference therein;

6.	Current Reports on Form 8-K filed March 27, 2008, April 21, 2008, July 2, 2008, September 8, 2008, September 18, 2008, September 22, 2008, September 24, 2008, October 16, 2008, November 10, 2008, January 16, 2009 and February 27, 2009; and

7.	The description of the Company’s common stock which is contained in the Company’s registration statement on Form 8-A, filed on January 12, 1999, including any other amendment or report filed for the purpose of updating such description.

You also may want to review the filings we make with the SEC after the date of the Offer.

The SEC file number for these filings is 000-23985. You can receive copies of these filings and other information, at prescribed rates, from the SEC by addressing written requests to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as NVIDIA Corporation that file electronically with the SEC. The address of the SEC website is http://www.sec.gov.

We will also provide without charge to each person to whom we deliver a copy of this document, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Stock Administration

NVIDIA Corporation

2701 San Tomas Expressway

Santa Clara, California 95050, U.S.A.

or by telephoning us at (408) 486-2000 between 9:00 a.m. and 5:00 p.m., Pacific Time.

As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information contained in this document about NVIDIA should be read together with the information contained in the documents to which we have referred you.

19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This document and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those described throughout this filing and under Part II, Item 1A.—Risk Factors of our Quarterly Report on Form 10-Q for the period ended October 26, 2008. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, our stock price could decline. These forward-looking statements speak only as of the date hereof. Except as required by law, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from NVIDIA is limited to this document.

NVIDIA Corporation	February 11, 2009

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE

OFFICERS OF NVIDIA CORPORATION

The directors and executive officers of NVIDIA Corporation and their respective positions and offices as of February 10, 2009, are set forth in the following table:

Name	Position
Jen-Hsun Huang	President, Chief Executive Officer, and Director
Marvin D. Burkett*	Executive Vice President and Chief Financial Officer
Ajay K. Puri	Executive Vice President, Worldwide Sales
David M. Shannon	Executive Vice President, General Counsel and Secretary
Debora Shoquist	Executive Vice President, Operations
Tench Coxe	Director
James C. Gaither	Lead Director
Harvey C. Jones	Director
William J. Miller	Director
Mark L. Perry	Director
A. Brooke Seawell	Director
Mark A. Stevens	Director

*	Mr. Burkett ceased serving as an executive officer of NVIDIA Corporation as of February 27, 2009.

The address of each director and executive officer is c/o NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, CA 95050, and the telephone number is (408) 486-2000.

On February 27, 2009, NVIDIA Corporation announced that David L. White was appointed as its Executive Vice President and Chief Financial Officer, effective as of that date.

APPENDIX A

GUIDE TO NON-U.S. ISSUES

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN AUSTRALIA

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Australia as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Participate

Your acceptance of the Offer to exchange Eligible Options for Total Payment may give rise to taxation.

The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the Eligible Options (the “Election”).

If you did not make an Election on your Eligible Options

If you did not make an Election to be taxed on grant, you may be subject to tax on the market value (as defined under Australian tax law) of the Eligible Options on the cancellation date (i.e., the date on which your eligible options are exchanged) less the consideration paid to acquire the right (if any) at your marginal rate of tax. If you are subject to tax on this amount, it will be treated as additional salary income to you. The “market value” of your options is the greater of:

(i) the market value of the shares underlying the Eligible Options1 less the exercise price, and

(ii) the value of the Eligible Options determined in accordance with a statutory formula.

The market value under the statutory formula is based on the market value of the underlying shares, the exercise price of the eligible options and the remaining exercise period.

If you made an Election on your Eligible Options

If you made an Election to be taxed at grant and your Eligible Options are cancelled, you will be subject to capital gains tax. Your capital gain will be calculated as the difference between the market value of the Eligible Options at the time of the cancellation and the market value of the Eligible Options at the time of the grant. If, at

[1]	Pursuant to Australian tax law, the market value on a particular day of the shares on the given day is determined, as follows:

(a)	if there is at least one transaction on the stock market in the shares in the seven calendar day period up to and including that day—the weighted average of prices at which the shares was traded on the stock market during the seven calendar day period up to and including that day; or

(b)	if there were no transactions on the stock market during that seven calendar day period in the shares:

(i)	the last price at which an offer was made on the stock market in that period to buy the shares; or

(ii)	if no such offer was made—the value of the share that would be determined for an unlisted share (i.e., a valuation by a qualified person or as approved by the Commissioner).

the time of the cancellation of the Eligible Options, you have held the Eligible Options for at least one year prior to the cancellation date, you will be subject to capital gains tax only on 50% of your capital gain. If you have not held the Eligible Options for at least one year, you will be subject to capital gains tax on the entire capital gain.

If the market value of the Eligible Options at the time of cancellation is less than the market value of the Eligible Options at the time of grant, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Receipt of Total Payment

To the extent to which the Total Payment exceeds the market value of the Eligible Options, for tax purposes, if you did not make an Election to pay tax upon grant of the Eligible Options, it may be treated as salary and wages. If the Total Payment is treated as salary and wages you will be subject to income tax at your marginal tax rate and Medicare Levy (and in some cases an additional surcharge).

Withholding and Reporting

To the extent to which any of the Total Payment is regarded as salary and wages, your employer will be required to withhold tax from the Total Payment. You will be personally responsible for reporting the Total Payment and tax withheld in your income tax return (if it is salary and wages) and paying any tax liability.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN CANADA

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Canada as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will be treated as salary and will be subject to income tax at your marginal rate and to any applicable Canada Pension Plan, Quebec Pension Plan and Employment Insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling). You will be subject to tax when the payment is made to you through your regular paycheck.

You will continue to be eligible for the 50% tax deduction with respect to the Total Payment, but not the tax deferral that would apply on the exercise of Eligible Options, in respect of the exchange of your Eligible Options provided they meet certain conditions. Therefore, you should carefully consider the tax impact of participating in the Offer.

Withholding and Reporting

Your employer is required to report the Total Payment as salary and to withhold any taxes and applicable Canada Pension Plan, Quebec Pension Plan and Employment Insurance contributions due on the Total Payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

QUEBEC NOTICE

By accepting the terms and conditions contained in the Election Form and agreeing to participate in the Offer, you further agree to the following:

EACH ELIGIBLE OPTIONEE IN QUEBEC WHO PARTICIPATES IN THE OFFER HEREBY AGREES THAT IT IS THE ELIGIBLE OPTIONEE’S EXPRESS WISH THAT ALL DOCUMENTS EVIDENCING OR RELATING IN ANY WAY TO THE OFFER BE DRAFTED IN THE ENGLISH LANGUAGE ONLY.

CHAQUE ACHETEUR DE L’INTÉRÊT AU QUEBEC QUI SOUSCRIT À DES INTÉRÊTS RECONNAÎT PAR LA PRÉSENTE QUE C’EST SA VOLONTÉ EXPRESSE QUE TOUS LES DOCUMENTS FAISANT FOI OU SE RAPPORTANT DE QUELQUE MANIÈRE À LA VENTE DES INTÉRÊTS SOIENT RÉDIGÉS UNIQUEMENT EN ANGLAIS.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN CHINA

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in China as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will most likely be treated as salary and will be subject to individual income tax (“IIT”) at your marginal rate and may be subject to any applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings). You will be subject to tax when the Total Payment is made to you through your regular paycheck.

Subject to meeting certain conditions, the Total Payment may be treated as a year-end bonus, and subject to IIT based on a more preferential calculation as compared to salary. Please note that the year-end bonus IIT calculation method may be used only once a year.

Withholding and Reporting

Your employer is required to report the Total Payment as salary and withhold any taxes due on the Total Payment. Under the current laws in China it is unclear whether your employer is required to withhold and report any applicable social insurance contributions on the Total Payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN FINLAND

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Finland as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will be treated as salary and will be subject to income tax at your marginal rate and to any applicable social insurance contributions. You will likely be subject to tax when the Total Payment is made to you through your regular paycheck.

Withholding and Reporting

Your employer is required to report the Total Payment as salary and withhold any taxes and applicable social insurance contributions due on the Total Payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN FRANCE

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in France and subject to the French social security regime as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax and to social security contributions when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will be treated as salary and will be subject to personal income tax at your marginal rate and to any applicable social security contributions (to the extent you have not exceeded any applicable contribution ceilings). You will be subject to tax when the Total Payment is made to you through your regular paycheck.

Note that the Total Payment will not be eligible for any favorable tax or social security treatment. By contrast, your Eligible Options granted to you under a French-qualified plan may be eligible for favorable tax and social security treatment provided they meet certain conditions. Therefore, you should carefully consider the tax and social security contributions impact of participating in the Offer.

Withholding and Reporting

Your employer is not required to withhold any personal income tax due on the Total Payment. However, your employer is required to report the Total Payment to the French authorities as salary and withhold and report any applicable social security contributions due on the Total Payment. It is your responsibility to report and pay any personal income tax due on the Total Payment.

Language Consent

BY ACCEPTING THE TERMS AND CONDITIONS OF THE ELECTION FORM AND AGREEING TO PARTICIPATE IN THE OFFER, YOU FURTHER AGREE TO HAVING READ AND UNDERSTOOD THE DOCUMENTS RELATING TO THIS OFFER WHICH WERE PROVIDED IN ENGLISH LANGUAGE. YOU ACCEPT THE TERMS OF THOSE DOCUMENTS ACCORDINGLY.

EN ACCEPTANT LES TERMES ET CONDITIONS DU FORMULAIRE DE SOUSCRIPTION ET EN ACCEPTANT DE PARTICIPER A L’OFFRE, VOUS CONFIRMEZ AVOIR LU ET COMPRIS LES DOCUMENTS RELATIFS À CETTE OFFRE QUI VOUS ONT ÉTÉ COMMUNIQUÉS EN LANGUE ANGLAISE. VOUS ACCEPTEZ LES TERMES ET CONDITIONS DE CES DOCUMENTS EN CONNAISSANCE DE CAUSE.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN GERMANY

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Germany as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you receive the Offer. If you tender your Eligible Options in exchange for the Total Payment you will be subject to tax on the Total Payment upon its receipt.

Receipt of Total Payment

The Total Payment will be treated as salary and you will be subject to income tax at your marginal (i.e., personal top) rate and to any applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings) on the amount of the Total Payment. You will be subject to tax when the Total Payment is made to you through your regular paycheck.

Note that the Total Payment will not be eligible for any favorable tax treatment. By contrast, your Eligible Options may be eligible for a small tax deduction, provided they meet certain conditions. Therefore, you should carefully consider the tax impact of participating in the Offer.

Withholding and Reporting

Your employer is required to report the Total Payment as salary and withhold any taxes and applicable social insurance contributions due on the Total Payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld. You may also be entitled to a refund in case the amount withheld exceeds the actual tax liability at the time of your annual income tax filing and assessment.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN HONG KONG

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Hong Kong as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will likely be characterized as a “cash bonus” and subject to income tax at your marginal rate and any applicable Mandatory Provident Fund contributions (to the extent you have not exceeded any applicable contribution ceilings). You will be subject to tax when the Total Payment is made to you through your regular paycheck.

Withholding and Reporting

Your employer likely is not required to withhold any income tax due on the Total Payment. However, your employer is required to report the Total Payment and withhold and report any Mandatory Provident Fund contributions due on the Total Payment. It is your responsibility to pay any income tax due on the Total Payment.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN INDIA

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in India as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will be treated as salary and you will be subject to income tax at your marginal rate. You will be subject to tax when the Total Payment is made to you through your regular paycheck.

Depending on the terms of your Eligible Options, you may be responsible for Fringe Benefit Tax on the Eligible Options, but you will not be subject to income tax on your Eligible Options. By contrast, the Total Payment will always be subject to income tax. Therefore, please review the terms of your Eligible Options and carefully consider the tax impact of participating in the Offer.

Withholding and Reporting

Your employer is required to report the Total Payment as salary and withhold any taxes due on the Total Payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN ITALY

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Italy as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will be treated as salary and will be subject to income tax at your marginal rate and to any applicable social insurance contributions (to the extent you have not exceeded contribution ceilings). You will be subject to tax when the Total Payment is made to you through your regular paycheck.

Note that, due to the uncertainties related to the wording of the law provisions recently introduced regulating the social insurance treatment of the benefits arising from stock option plans and to the absence of official clarifications on the relevant interpretation, it is advisable to consider the Total Payment not eligible for any favorable social insurance treatment. By contrast, your Eligible Options are not subject to social insurance contributions at exercise. Therefore, you should carefully consider the tax impact of participating in the Offer.

Withholding and Reporting

Your employer is required to report the Total Payment as salary and withhold any taxes and applicable social insurance contributions due on the Total Payment. It is your responsibility to pay any difference between the actual liability and the amount withheld.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN JAPAN

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Japan as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will be treated as salary and will be subject to income tax at your marginal rate and any applicable social insurance contributions (to the extent you have not exceeded contribution ceilings). You will be subject to tax when the Total Payment is made to you through your regular paycheck.

Withholding and Reporting

Your employer is required to report the Total Payment as salary and withhold any taxes and applicable social insurance contributions due on the Total Payment. This should normally satisfy your individual income tax liability with respect to the Total Payment, but you should confirm with your personal tax advisor whether you will have an obligation to file an individual income tax return. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN KOREA

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Korea as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will be treated as salary and will be subject to income tax at your marginal rate and to any applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings). You will be subject to tax when the Total Payment is made to you through your regular paycheck.

Withholding and Reporting

Because the cost of the Total Payment is borne by NVIDIA Corporation, your employer is not required to report the Total Payment as salary and withhold any taxes and applicable social insurance contributions due on the Total Payment. You will be responsible for paying any taxes and applicable social insurance contributions in association with the Total Payment.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN RUSSIA

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Russia as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will be treated as additional salary and will be subject to the individual income tax at a rate of 13% and employer paid social insurance taxes. You will be subject to tax when the Total Payment is made to you through your regular paycheck.

Withholding and Reporting

Your local employer is required to report the Total Payment as additional salary and withhold the individual income tax due on the Total Payment. Provided that the tax is withheld by the local employer in full, you will not be responsible for paying any tax nor reporting this income to the Russian tax authorities. You will be responsible for paying the difference (if any) between the actual tax liability and the amount withheld.

Your local employer also will be required to pay applicable social insurance taxes and contributions due on the Total Payment.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN SINGAPORE

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Singapore as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will be subject to income tax at your marginal rate and to any applicable Central Provident Fund contributions. You will be subject to tax in the year following the year when the Total Payment is made to you through your regular paycheck.

Note that the Total Payment will not be eligible for favorable tax treatment. By contrast, your Eligible Options may be eligible for a tax deduction and/or deferral, provided certain conditions are met. Therefore, you should carefully consider the tax impact of participating in the Offer.

Withholding and Reporting

Your employer likely is not required to withhold any income tax due on the Total Payment. However, your employer is likely required to report the Total Payment and withhold and report any applicable Central Provident Fund contributions due on the Total Payment. It is your responsibility to report and pay any income tax due on the Total Payment.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN SWITZERLAND

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Switzerland as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will be treated as salary and will be subject to income tax at your marginal rate and any applicable social insurance contributions (to the extent you have not exceeded contribution ceilings) on the amount of the Total Payment. You will be subject to tax when the Total Payment is made to you through your regular paycheck.

In the unlikely event your Eligible Options were previously taxed upon grant or vesting (which may be the case for some cantons prior to when tax ruling were obtained), the full Total Payment will still be considered taxable earnings and you likely will not be entitled to reclaim any income taxes that may have been paid at grant or vesting of your Eligible Options.

Withholding and Reporting

If you are a foreign employee not holding a “C” resident permit, your employer is required to withhold the income tax and the social insurance contributions due on the Total Payment. If you are a Swiss national or a foreign employee holding a “C” residence permit, your employer is not required to withhold any income tax due on the Total Payment. However, your employer is required to report the Total Payment as salary in the year-end certificate of salary and withhold and report any applicable social insurance obligations. It is your responsibility to report and pay any income tax due on the Total Payment.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN TAIWAN

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Taiwan as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will be subject to income tax at your marginal rate and to any applicable social insurance contributions. You will be subject to tax when the Total Payment is made to you through your regular paycheck.

Withholding and Reporting

Your employer likely is not required to withhold any taxes or applicable social insurance contributions due on the Total Payment. It is your responsibility to report and pay any taxes and any social insurance contributions due on the amount of the Total Payment.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN THE UNITED KINGDOM

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals who are and have been resident, ordinarily resident and domiciled for tax purposes in the United Kingdom from the date of grant of their Eligible Options until the receipt of Total Payment as of February 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are not or have not been resident, ordinarily resident and domiciled in the United Kingdom from the date your Eligible Options were granted to you until the receipt of Total Payment, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws apply to your specific situation.

Election to Participate

You will not likely be subject to tax when you elect to participate in the Offer.

Receipt of Total Payment

The Total Payment will be taxed in the same way as salary income and will be subject to income tax at your marginal rate and to employee National Insurance Contributions. It is not clear whether the taxable event will be upon cancellation of the Eligible Options or receipt of the Total Payment, but it is likely the taxable event will not be on the cancellation of Eligible Options but instead upon receipt of the Total Payment. Income tax and National Insurance Contributions will be deducted upon cancellation of your Eligible Options, which may be earlier than when the Total Payment is made to you through your regular paycheck. Note that, in the event you agreed to assume the employer National Insurance Contributions due in connection with your Eligible Options, you will have to assume such employer National Insurance Contributions due on the Total Payment. You will receive a credit against your income tax for any employer National Insurance Contributions that you bear.

Withholding and Reporting

Your employer is required to report the Total Payment and withhold any taxes and applicable employee and/or employer National Insurance Contributions due on the Total Payment. Your employer may withhold the taxes and applicable employee and/or employer National Insurance Contributions due on the Total Payment from your salary upon cancellation of the Eligible Options if cancellation is determined to be the taxable event. Otherwise, withholding will be made from the Total Payment. You will be responsible for paying any difference between the actual liability and the amount withheld.